FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum ADDO Communications (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

MANHATTAN BEACH, CA. – July 27, 2011 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2011.

Second quarter 2011 net sales were $434.4 million compared to $504.9 million for the second quarter of 2010. Second quarter 2011 net loss was $29.9 million or a loss of $0.62 per diluted share based on 48,341,000 weighted average common shares outstanding compared to net earnings of $40.2 million or earnings of $0.82 per diluted share based on 49,130,000 weighted average common shares outstanding for the second quarter of 2010.

“Second quarter results were impacted by several factors,” began David Weinberg, chief operating officer and chief financial officer. “First, we were up against a record second quarter in 2010, and we aggressively reduced our excess toning inventory during the second quarter by selling two million pairs of our original Shape-ups for a loss of $21.0 million. We also recorded a $4.4 million reserve for additional product, which we believe reflects net realizable value. We made a decision to accelerate the clearance on early generation Shape-ups product in order to eliminate the overhang of excess inventory. We believe this will expand the sales of our new toning and performance product, which are showing positive results at retail. The impact of these two transactions was a loss of $0.31 per diluted share and a reduction of gross margin to 33 percent, which otherwise would have been 41.5 percent. We feel this was a big step in reaching our goals for the year, which include right-sizing our inventory, bringing new product to market, and getting our overhead in line with anticipated sales for 2012.”

For the six months ended June 30, 2011, net sales were $910.6 million compared to net sales of $997.6 million in the first six months of 2010. Net loss was $18.1 million or a loss of $0.38 per diluted share based on 48,292,000 weighted average common shares outstanding as compared to net earnings of $96.5 million or earnings of $1.97 per diluted share based on 48,955,000 weighted average common shares outstanding for the first six months of 2010.

Gross profit for the second quarter of 2011 was $143.3 million or 33.0 percent of net sales compared to $237.6 million or 47.1 percent of net sales in the second quarter of last year. Gross profit for the first six months of 2011 was $335.9 million or 36.9 percent of net sales versus $475.1 million or 47.6 percent of net sales in the first six months of 2010.

Robert Greenberg, SKECHERS chief executive officer, commented: “Every business faces challenges as they grow and at this time last year we were experiencing record growth and were the leaders in an explosive new category of footwear. Recently we have leveraged our experience and learning in the toning category to develop new footwear in both our core lifestyle lines and in our rapidly evolving performance division. This product was delivered to our own SKECHERS retail stores in the second quarter and began reaching our key accounts in June and July. The initial sell throughs have been strong, and we believe will accelerate as the marketing begins for back to school. Dancing with the Stars host Brooke Burke is the face of our women’s lightweight toning and running product, and we have several new commercials for our kids lines. We also recently signed Danny Woodhead, the New England Patriots exciting young running back, to appear in a multi-level marketing campaign for our SKECHERS Resistance footwear. Kim Kardashian is appearing in SKECHERS broadcast, print and outdoor advertising globally. We are pleased with our international sales, which grew by double digits, and our retail business, which remains steady with new stores opening in the United States and around the world. We believe SKECHERS continues to be a brand in demand globally, and there are many opportunities to grow our business in the coming years.”

Mr. Weinberg added: “We believe that while the second half of 2011 will pose more challenges, we also see growth opportunities in both the international and retail businesses. We are pleased with the reception of our new product offerings for men, women and kids delivering in our stores and to accounts now. With our Holiday 2011 and Spring 2012 product being reviewed by our customers this month during prelines, we believe we are well-positioned for the future.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the three months ended March 31, 2011. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$250,782	$233,558
Trade accounts receivable, net	275,958	266,057
Other receivables	10,375	9,650

Total receivables	286,333	275,707
Inventories	325,815	398,588
Prepaid expenses and other current assets	70,072	53,791
Deferred tax assets	11,720	11,720

Total current assets	944,722	973,364
Property and equipment, at cost less accumulated	367,152	293,802
depreciation and amortization
Intangible assets, less applicable amortization	6,587	7,367
Deferred tax assets	12,323	12,323
Other assets, at cost	17,679	17,938

TOTAL ASSETS	$1,348,463	$1,304,794

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$9,893	$11,984
Short-term borrowings	46,096	18,346
Accounts payable	245,185	246,595
Accrued expenses	19,259	30,385

Total current liabilities	320,433	307,310
Long-term borrowings, excluding current installments	81,075	51,650
Deferred tax liabilities	77	—

Total liabilities	401,585	358,960
Equity:
Skechers U.S.A., Inc. equity	908,542	908,203
Noncontrolling interests	38,336	37,631

Total equity	946,878	945,834

TOTAL LIABILITIES AND EQUITY	$1,348,463	$1,304,794

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$434,351	$504,859	$910,585	$997,623
Cost of sales	291,021	267,214	574,645	522,560

Gross profit	143,330	237,645	335,940	475,063
Royalty income	1,376	875	3,024	1,260

	144,706	238,520	338,964	476,323

Operating expenses:
Selling	53,099	52,437	90,659	86,746
General and administrative	139,965	127,299	281,948	249,786

	193,064	179,736	372,607	336,532

Income (loss) from operations	(48,358)	58,784	(33,643)	139,791
Other income (expense):
Interest, net	(1,596)	318	(2,974)	1,031
Other, net	(944)	1,611	(595)	1,820

	(2,540)	1,929	(3,569)	2,851

Earnings (loss) before income taxes	(50,898)	60,713	(37,212)	142,642
Income tax expense (benefit)	(20,846)	20,396	(19,313)	46,202

Net income (loss)	(30,052)	40,317	(17,899)	96,440
Less: Net income (loss) attributable to noncontrolling interest.	(136)	80	209	(93)

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$(29,916)	$40,237	$(18,108)	$96,533

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$(0.62)	$0.85	$(0.38)	$2.05

Diluted	$(0.62)	$0.82	$(0.38)	$1.97

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	48,341	47,422	48,292	47,107

Diluted	48,341	49,130	48,292	48,955